Exhibit 99.2

Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to the Compuware Corporation’s Second Quarter Results Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President, Marketing and Communications

Thank you very much, Doug, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, President and Chief Operating Officer; Laura Fournier, Executive Vice President and Chief Financial Officer; and Pat Stayer, Senior Vice President of Worldwide Sales.

Certain statements made during this conference call that are not historical facts including those regarding the company’s future plans, objectives and expected performance are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For those of you who do not have a copy, I will begin by summarizing the press release. Bob and Laura will then provide details about the quarter and other Compuware business. We will then open the call to your questions.

Compuware earned $0.12 per share in Q2 as growth businesses continued to soar. Non-mainframe solutions revenue up 53% year-over-year in Q2. Q2 total revenue increases 3.6% year-over-year. Total products revenue increases nearly 5% year-over-year to $167.6 million in Q2. Total APM revenue reaches $51.4 million in Q2, up nearly 26% on a pro forma basis year-over-year. Covisint revenues reached $12.2 million, up 27% from Q2 last year. Professional Services segment contribution margin reaches 12.5%.

Compuware reports second quarter revenues of $225.9 million, up 3.6% from $217.9 million in Q2 last year. Second quarter earnings per share were $0.12 based upon 224.4 million shares outstanding. Second quarter net income was $26 million.

During the company’s second quarter, software license fees were $45.6 million. Maintenance and subscription fees were $122 million in the second quarter, up 11.2% from 109.7 million in the second quarter last year. Revenue from Professional Services in the second quarter was $58.3 million compared to $58.1 million in the same quarter of last year.

I would now like to turn the call over to Bob. Bob?

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Bob Paul, President and Chief Operating Officer

Thanks, Lisa. Last quarter the evolution of Compuware’s business into a next-generation software and services provider started to become numerically clear. This quarter provides additional clarity around the business as we increased year-over-year total revenues as our growth engines delivered outstanding results and as we exceeded Wall Street consensus for EPS. As one of our analysts noted this quarter, signs of the dust to settle will be a victory and we believe that dust has settled.

The rapid growth of our application performance management and secure collaboration businesses diversified the company’s revenue mix adding recurring revenue and additional visibility while protecting Compuware from market fluctuations in our more mature businesses. This revenue shift to more distributed and subscription-based revenue will continue for the foreseeable future.

Total APM revenues, which consist of our Vantage and Gomez solutions, are up 25.8% on a pro forma basis from the year ago period to $51.4 million. Vantage license fees are up 48.1% and Gomez subscription fees up 29.6% on a pro forma basis year-over-year. This clearly places Gomez as the largest and fastest growing Web performance management solution in the world. This growth is simply based on a differentiated and disruptive solution in a rapidly growing market that analysts have predicted, will be worth over $18 billion annually by 2013.

Here is why. Virtually every strategic application being written today in the world is Web based. These applications deliver revenue growth, improve market share and increase brand awareness. The C-suite simply can’t fly blind with applications of this importance, and Compuware is the only company that can offer an integrated view of application performance across the entire application delivery chain from the enterprise to the Internet and through the cloud.

Whether a CEO of a large health system is delivering mission-critical apps to physicians to become an accountable care organization or a CEO at a global bank needs to protect transaction revenue and improve regional market share by making sure their online banking systems are working well in every city, executives know that poorly performing applications create crisis. So effectively all companies starting to leverage cloud strategies and there are many, are in the dark without our solutions. Just recently, we extended our competitive lead with the introduction of a new or new APM releases.

According to tax analysts, our recent First Mile solution offering is the most significant solution launched in the APM space in a decade. This solution includes integrated components of Vantage and Gomez and installed easily in a single appliance and is remotely configured. It measures application performance anywhere in the Web all the way through the – to the data center all in a single dashboard. Not only is this value proposition more substantial than anything in the market, the solution delivers value in minutes compared to weeks or months, which we will believe is game changing.

In advance of the First Mile release, Gomez added 127 new customers in Q2, we also completed 211 customer growth orders for a total of 338 net new booking orders, that is both of those numbers are best ever results for Gomez in a quarter.

Specific highlights include entirely new orders from the largest association of the world for people over 50, as well as one of the world’s largest automobile OEMs. Expansion orders came from two of North America’s leading financial institutions to the world’s largest conglomerates in two of the largest Internet players in the world.

In Q3, we have lofty goals to build on this success and are already in the process of delivering many household name accounts as references for the Gomez First Mile solution. We are also very pleased with the Vantage license members especially in North America, where we saw 117% increase in Vantage license revenues. With these differentiated APM solutions, we’re attacking a big market with the compelling problem, where we have a competitive advantage.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

As you can see it in the results, total APM bookings for the quarter reached $47.8 million, up 22% on a pro forma basis from $39.4 million in the same quarter last year.

Another one of our rapid growth business is Covisint, delivered an excellent quarter with a 27% increase in revenues and a 43% increase in contribution margin. You could see the financial leverage of the SaaS model is beginning to add significant velocity to the business.

In the healthcare space, Covisint recently made a strategic acquisition of a company called DocSite. DocSite add significant competitive advantage in all Covisint’s target healthcare markets, these are health systems, state governments and physicians organizations. DocSite gives Covisint an advantage by positioning our users to improve healthcare outcomes meaning quality of care which is a specific requirement to receive the $18 billion in federal high-tech funding and many more billions in federally funded Medicaid reimbursement programs.

We aim to win four state Health Information Exchanges this year and DocSite is already running two states what initiatives are on quality reporting. We are well positioned in these states, as well as a number of others, but very few financials – final selections have been made so far this year.

The energy and manufacturing verticals also show strength this quarter for Covisint. In energy, we currently have a multi million-dollar collaboration system in place for one of the seven oil super majors. We will shortly be announcing the second, and we are in sales cycles with three others of the super majors. There is an immediate compliance need here and only one clear-cut player in the space.

Covisint has also been selected as a platform for connected vehicle initiatives at one of the largest global automotive manufacturers. This initiative allows users to view diagnostics, vehicle status and send remote commands via smart phone or traditional browsers.

Covisint was also selected this quarter to be the platform of choice for the world’s second largest business travel company. This program will add 8 million users spanning over 3,000 companies for the Covisint platform as a part of a multi million-dollar deal starting to earn revenue in Q3.

Building around our growth businesses, Compuware continues to create an ecosystem of powerful partners and influencers. We don’t overhide potential partnerships, but have just gotten on with it with real customers and revenue already helping with our growth.

Of particular note, Cisco has recently named Compuware the APM solution for its UCS platform, Cisco’s next generation computing platform. Compuware continues to see uptick on the UCS platform in combination with our APM solution across our customers and especially with our managed service provider partners.

Our partnerships with Accenture, BT, Cable & Wireless and many others are growing rapidly and showing increasing pipeline. Whether through performance practices, cloud initiatives or managed service providers, our differentiated offering in the APM space is being included around the world as an integral part of our partners’ go-to-market offerings. We also increased our partnerships in BRIC countries, we expect significant improvements in quarter-on-quarter growth in these geographies. Finally, on the partnership front last quarter, we completed a joint offering with one of the world’s largest SAP consultancies that will roll out in Q3.

Our growth initiatives continue to benefit from stability of profitability and cash flow of our more mature lines of business. Our mainframe solutions in particular continue to enjoy over 90% customer renewal rates in Q2 supported by a market leadership position based upon more than 35 years of development and field installations.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

This quarter was a difficult revenue compare for the mainframe business as Q2 last year had a large purchase from a government agency. The increase in IBM ship capacity last quarter however, is a very positive sign for us. This first tranche of the new zSeries went to the largest companies, and there was usually a time lag between shipped and when those MIPS come online as our customers have described to us.

About 70% of our mainframe contracts are structured, whereby we receive the benefit at the time of the contract renewal. As our typical contracts are three-year or five-year terms, the impact to our financials will be seen over that timeframe, but will start in Q3.

As we progress through the next two quarters, we’ll be in a position to model more specifically the positive effect of the capacity increases. For this reason, we remain conservative on our outlook for the mainframe business.

The Professional Services business has performed well and in line with our expectations with total revenue increasing slightly, and margins up one percentage point year-over-year. We’re very confident in the ability of this business to contribute to both our competitive advantage and our bottom line. As revenues increase, our discipline around more consistent and differentiated offerings and adherence to our margin requirements puts this business in a sound position to succeed moving forward.

Finally, this quarter, Uniface and Changepoint both showed year-over-year license growth around 35%. This rapid growth is further evidence that the right strategies are in place for each of these solutions in their respective markets. We expect continued expansions in both of these areas.

For the next quarter, we expect 14 to $0.16 in earnings per share on 240 to $260 million in total revenue. For the year, we’re reiterating our guidance of 48 to $0.56 per share in earnings and revenues of approximately $950 million. We’re very comfortable with these ranges, and our ability to deliver on them.

Overall, obviously I’m very pleased with the hard work of our employees to put us in this position. There has been a lot of change over the last several years, and we believe that we have everything we need today to continue accelerating our growth. Obviously, we still look forward to targeted opportunities in the M&A market that could provide tuck-in solutions into our core growth areas. What is important now is marrying our revenue growth with margin expansion, and that will be our exclusive focus moving forward. Laura?

Laura Fournier, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Bob. Highlighted by nearly 4% year-over-year top line growth, the second quarter was a positive follow-up to a strong Q1. We continue to build on our solid quarterly performances and are pleased with our results so far this fiscal year. We remain focused on our growth initiatives, and are building momentum as we move forward in our traditionally strong third and fourth quarter periods.

As we focused on growth, we also continue to hold the line on expenses. If you recall, during our Q1 conference call, we stated that we believe quarterly operating expenses would come in between 195 million to 200 million for each of the first two quarters. Our actual expenses for both Q1 and Q2 remained well below our plan at approximately $185 million. We’d also previously given guidance that expenses for Q3 and Q4 would come in at about $210 million per quarter. We now believe Q3 and Q4 expenses will be approximately 195 million to 200 million for each quarter.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
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Overall, our performance this quarter is a testament to managing expenses without sacrificing the investment needed to properly support our growth objectives. Enabling those investments in growth, we continue to retain an enviable, stable, total maintenance space. Increases in distributed maintenance are helping offset decreases in mainframe maintenance revenue. The decrease we see in the mainframe maintenance is primarily the byproduct of the soft market for new mainframe software sales.

As has been the case for some time now, our mainframe maintenance renewal rates though remained strong in the 90 plus percentage range. This is the clearest indicator of the ongoing value customers receive from our solutions. The subscription component of the maintenance line, Gomez revenue was approximately $17.7 million, representing an impressive 30% increase over the first quarter on a pro forma basis.

Our Professional Services business continues to make progress with revenue and margins trending higher. In Q2, our combined services contribution margin, which includes our legacy services business, our products related services and Covisint was up over the first quarter, increasing from 10.1% to 11.9%.

Operating cash flow for the first half of the year was approximately $13.4 million. Our goal of $225 million in operating cash flow for fiscal’11 remains attainable if mainframe revenues regain some momentum. If mainframe revenue remains soft, it could put a strain on this goal, it puts us closer to $200 million.

And regarding the stock buyback in the second quarter, we repurchased approximately 5.5 million shares or about $42.9 million. We now have approximately 218 million shares outstanding and we’ll continue to purchase shares if market and business conditions allow. Our effective tax rate for the quarter was 37.7% and we now believe that Q3 and Q4 will be approximately 37% as well.

We are pleased with our results this quarter. Our performance in Q2 appears that has proven challenging in the past, is yet another indicator that the company is on the right track. Our strategy is working, and it’s being proven out each and every quarter. Our growth businesses continue to perform robustly. Our maintenance business remains stable and our services business has turned the corner and is now on the upswing.

Compuware truly is the technology performance company and organizations around the world are quickly coming to understand the unparallel value we provide in ensuring that their most important technology, the ones that drive their businesses, perform at their best. The future is incredibly bright for Compuware and all its constituents including employees, shareholders and of course customers, who are the true beneficiaries of our hard work and our groundbreaking innovation.

Lisa?

Lisa Elkin, Vice President, Marketing and Communications

Thank you very much, Laura. Ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question is from the line of Kirk Materne with Evercore Partners. Please go ahead.

<Q – S Kirk Materne>: Yeah, thanks very much. Bob, you talked a lot about just a lot of net new booking wins for you guys in Gomez in particular and I was curious when you guys look at the pipeline, you look at some of the newer deals, I guess that are or I guess the renewal deals, have you seen a pretty sharp uptick in terms of upsizing the size of deals that are – were signed when Gomez was standalone? I guess I’m just trying to get a sense on the leverage and the increase in ASP that you’ve seen since you guys have brought Gomez in house?

<A – Bob Paul>: Yeah. It’s – there has been overall a gradual uptick, but a couple of much larger multi million dollar deals that come into the fray just because of the promise of the expansion into a more Web apps and the end-to-end solution that we are now – we’ve now launched. What’s of interest however is not only we are seeing the average size of the deals in Gomez go up, but also a fairly nice uptick in the average size of Vantage license deals. And these are our traditional Vantage contracts, but because of the just the buzz and the knowledge that the Gomez solution can be so that we can get benefit from the Gomez solution as the next phase of implementation, it’s leading to much more substantial initial footprints with the Vantage license software. So on both sides, the Gomez side and the Vantage side, we are seeing the average size deal improve.

<Q – S Kirk Materne>: Right. And then can you give us maybe an update on where you all stand in terms of some of the bigger state wide deals that are going to add around Healthcare Information Exchanges and how you see yourself positioned, I guess in some of the bigger ones that are going to be announced sort of next – 6 months to 12 months?

<A – Bob Paul>: Yeah, so there has been, as we talked about in our – right at the beginning of our fiscal year back in April, May timeframe, some of the funding has been delayed from the federal government to the states. And so there is – as you know state governments aren’t always moving as fast as we all would like. So that has moved almost all the decisions into Q3 and potentially some more movement because of the lame-duck governments in place because the election’s in the Q4. But nonetheless we’re still seeing a – we’re part of all the important selections going on, we’re giving down selected where there are evaluations, and the other nice thing in between now and the final selections, we’re also winning some very nice large health systems in those states that will start to – you will start to see in the revenue of Covisint in these next quarters. And those are sort of bellwethers or influences on those state decisions. So between us, either being prime on the pursuits or our partners like AT&T and the AMA being prime, we’re in very good shape.

<Q – S Kirk Materne>: Great. I will – I’ll let some others ask questions. Thanks very much.

<A – Bob Paul>: Thanks, Kirk.

Operator:  [Operator Instructions] Our next question is from Aaron Schwartz with MKM Partners.

<Q – Aaron Schwartz>: Good afternoon. I know you don’t want to get too ahead of your sales with the mainframe business and activity with the IBM release. But should we expect as you move through that the cycle that the maintenance part of your business pickup around that release or would you expect that to sort of be in the stable range?

<A – Bob Paul>: Yeah, I think it would be in the stable range. There are a couple of things going on. We saw a 54% increase in mixed shift last quarter and about a quarter of those are what we call hybrid mix that really don’t apply to us. The rest are going to more large institutions. And again our – about 70% of our contracts, we see the benefit of that at the time of renewal. So because our contracts are either one-year mostly three-year or five-year terms, we see the benefit at the time of renewal and obviously those will be spread out over the next three years to five years. So, but that means that we have a very positive sense about the business. We see it being pretty stable. If there are upticks obviously we will get great benefit from that. But because of the tough macro mainframe conditions that have been in place so far, we prefer to remain conservative right now.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Aaron Schwartz>: Okay, it’s fair enough. If I switch gears to the APM business, obviously you’ve been very active there and have a – had a lot to talk about. With us the First Mile release and sort of the combination that go as in your traditional Vantage products, should we expect any changes in terms of rev rec around the older perpetual or the traditional perpetual license deals? I mean is there any way that those can move ratable and just for modeling purposes?

<A – Bob Paul>: Yeah, not, not yet. The First Mile solutions at least in the first quarter will be absolutely incremental revenue from the traditional business that we’ve seen. So it will mean that we’ll see increases on the subscription side for sure, but we’re also – the last quarter we did 50.7% increase in Vantage and this quarter 48.6% increase in Vantage, and we don’t see any end of that in the near term. So we will also see a commensurate build up of the license fee revenues too.

Now, as we start to put more of our Vantage solutions into this platform and that will be based upon those customers accept this new way of thinking around APM. There could be a more significant shift to moving license, moving from license to subscriptions, but certainly not this next quarter and we will be able to give you a better update as we get into Q4 and Q1 next year.

<Q – Aaron Schwartz>: Okay, great. And on the government side, is there – can you update us on sort of the writedown, are you – you’re probably not fully through that, but it’s – you are through some of that the bigger parts of the deferred write-down around that business?

<A – Bob Paul>: Yeah, I think we had 800...

<A – Laura Fournier>: 800,000.

<A – Bob Paul>: 800,000 in writedown this quarter.

<A – Laura Fournier>: This quarter will only be about, between 100,000 and 200,000. So it’s really declining.

<Q – Aaron Schwartz>: I’m sorry, the next quarter would be or the Q3 would be 100 to 200?

<A – Laura Fournier>: Right.

<Q – Aaron Schwartz>: Okay. And then lastly from me – Laura, if I have my number straight here, I just wanted to confirm this, but it seems that deferred on the balance sheet and cash flow statements were pretty different, and again if I have my number right here, is that all currency? It seems like a pretty big delta to be just currency.

<A – Laura Fournier>: Deferred, are you comparing it to this year, the last year or what?

<Q – Aaron Schwartz>: No, just the quarter-over-quarter change on your balance sheet versus the cash flow statement.

<A – Laura Fournier>: No, the currency was pretty minimal in fact this quarter, the decline in the deferred, I figure is more related to maintenance. This is a slow billing month for our maintenance, and that picks up again in Q3 and Q4. So it really has very little to do with currency.

<Q – Aaron Schwartz>: Okay. Okay, terrific, well thanks for taking my questions.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<A – Bob Paul>: Thank you.

Operator:  Our next question is from Mike Latimore with Northland Capital Markets. Please go ahead.

<Q – Mike Latimore>: Great, thank you. Nice quarter. Just on the Covisint business, as you think about the shape of that business over the next year or so, is the percent of revenue from the healthcare vertical versus energy, versus auto, has that percent changed much in your mind as you look out, it sounds like you’re getting some good energy customers here?

<A – Bob Paul>: Yeah. We weren’t expecting much and didn’t model much in the energy business, this – really the first year out of the gate, so it’s a little bit surprising. But we had modeled healthcare to be almost even with the manufacturing or auto sector by the end of this fiscal year. And we seem to be pretty close on pace of that. The energy stuff will obviously be incremental and start to take obviously percentages overall away from those numbers. But that’s a positive thing.

<Q – Mike Latimore>: All right. Okay. Then on the...

<A – Bob Paul>: On the energy stuff, it is still a very small piece in the business, even though it’s multi million dollars per year, but the potential of that business is very, very significant.

<Q – Mike Latimore>: Okay, great. And then on the – in the last quarter, I think you had a number of fairly large Vantage sales that were cross sell into the Gomez base, did that occur again this quarter or were there other kind of channel parts were in it?

<A – Bob Paul>: No, there was some – there was – I’d say some medium-sized deals for the cross selling, and the cross selling really will start to pick up now that we have the integrated solution into the single appliance. And actually right now where we’ve announced inside the organization that we have started to integrate the organizations together more formally and the sales teams, the sales leadership are actually working much better together because of the organizational changes. So we’ll start to see an uptick in the cross selling opportunities as we move forward now.

<Q – Mike Latimore>: Great. And just last question on your First Mile release, can you talk a little bit about the distribution of that? Are you going to be using partners more? And then how do you see, when do you expect to start seeing some material traction of that product?

<A – Bob Paul>: Yeah. It’s a great question. So, one of the very, very powerful things about this solution, we use the term friction less. And if it’s easy for us to install and get value with our customers because of the – because it’s pre-packaged and remotely configured, it provides an amazing opportunity for us with managed service providers, partners and channels, not just in North America, but obviously in a lot of other geographies. So we’re – the first quarter here, we’re really focused on making sure that we have a whole bunch of references coming out of the gate. And if there are any sort of things that we need to learn as a result of the initial larger implementations, we’ll learn them now and make sure that we’re getting those all fixed and in place before we do a broad-based offering to our channels and partner program.

So this quarter, we’ll see direct sales almost exclusively of the First Mile, so we can control the reference ability, once we have major, major references across multiple geographies, which we’re hoping to get completed this quarter, then we do a much larger offering to our channels program, and this is going to take us that long to get them trained and ready to go anyway. So you will see that uptick in Q4.

<Q – Mike Latimore>: Great. Thanks a lot.

Operator:  Our next question is from Gabe Lowy with Mizuho Securities. Please go ahead.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<A – Bob Paul>: Hi, Gabe.

<Q – Gabe Lowy>: Good afternoon. A couple of quarter – couple of questions rather, you called out Cisco as the named APM solution, how does that agreement work and are you on board? Is the software on board their platform or is it more like a line item on the price list that the Cisco sales guy sell?

<A – Bob Paul>: Yeah, it starts out with the latter, so it’s a line item on the price list, but, yes, it’s being embedded. I don’t know the exact timing if that’s already done. I think it’s already been tested and in place with a couple of customers. But I don’t know the general – if it’s being generally sold today. I’ll have to get back with you on that, Gabe, but it absolutely is an embedded part and will be an embedded part of the UCS platform moving forward.

<Q – Gabe Lowy>: And are there any other similar type agreements that are in the works with other – let’s call them OEM type relationships?

<A – Bob Paul>: There are. Obviously when we start talked about appliances being shipped, it gives us some nice opportunities to form some very powerful relationships. We’re not going to talk about them directly today, but be rest assured that in the last earnings call, I talked about our partner and OEM and channel type relationships driving up to 25% of our revenue in next fiscal year. And we’re certainly not backing down from that. And we’ve got some very nice global relationships that have been formed. And all the necessary support services, training, portals, joint pricing agreements, sales alignment with these organizations already in place.

<Q – Gabe Lowy>: So we hear about those, as they get ready to hit the runway.

<A – Bob Paul>: Correct, and I named not the OEM kind but I named a few of the other SIs and managed service providers already today, but, yes, as we get further along with some of the other device and really integrated platform manufacturers, we’ll be announcing those.

<Q – Gabe Lowy>: I’d also be interested if your field guys are picking up any information about the IBM’s shipments on the new zSeries, what’s driving it, maybe what the intensive customers are to take the new product? Any change in use cases, like we’ve heard that IBM sales is marketing this as a big conqueror of the server, there has been up loads of VM’s offer, are you getting any input back from the field that within – give you any insights into how the business might come your way?

<A – Bob Paul>: Yeah, we’re not getting any strategic change input relative to moving companies off of servers back on the mainframes per se. We are, it is still very, very early days in spite of the increase on a quarter-on – on a year-on-year business what we saw in capacity increases. So, we’re getting all different types of anecdotal stories from our customers. So there are customers that are simply replacing the MIPS that they already have. There are some customers that may order – a 1,000 MIPS but only using a 100 of them right now in preparation. We’ll see how it goes and make sure there are no – there are no disruptions to the business. But I’ve not heard anything specific relative to a strategic change in direction of the overall server versus mainframe argument.

<Q – Gabe Lowy>: Okay, and last quick one. Are we in the beginning stages of a unified APM sales force?

<A – Bob Paul>: Yes. Now let me characterize that just a little bit. So we have brought this – the sales organization together under a single lead and – but the issue is this, that the buying behavior of our customers is that they are still buying Web performance solutions and they are still buying data center performance management solutions, right, and there are budgets in place and problems that are thought of it being solved in those two areas.

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
Company▲	Ticker▲	Event Type▲	Date▲

And so we don’t anticipate having one person sell across the whole thing, you know across the whole delivery chain except strategic accounts, because we still can’t take our eye off the ball and the growth rates that we’re seeing in both Vantage and the Gomez side, but the leaderships of both organizations today, sales organizations today are actually working right now on what fiscal year ‘12 looks like, but we see increases in the sales staff on both the Web performance side, the data center side and then a layer of strategic account people that will go in and solve sort of the larger holistic applications delivery chain problem.

<Q – Gabe Lowy>: Great. Thank you very much. Continued success.

<A – Bob Paul>: Thank you.

Operator:  Our next question is from David Rudow with Thrivent Financial.

<Q – David Rudow>: Good afternoon, everyone.

<A – Bob Paul>: Hey, David.

<Q – David Rudow>: Hey, the Cisco announcement, is that new or is that an existing or an expanded relationship?

<A – Bob Paul>: We announced the relationship several months ago, but it’s matured a lot since then. We haven’t done a more recent formal announcement. It would just be an update of the original one.

<Q – David Rudow>: Okay. So this what you’re doing with them is what you signed on to a couple of months ago that just moved along...

<A – Bob Paul>: Correct.

<Q – David Rudow>: And it’s further along in the process.

<A – Bob Paul>: Correct.

<Q – David Rudow>: Okay.

<A – Bob Paul>: We felt it was important to highlight it because we’re getting – we’re getting real revenue and growth from this relationship and you know our style, David, that we’d like to talk about things that we’ve accomplished something rather than pre-hide. And so it’s important that I think, our sales force know, the market knows that this is – these are real solutions living real value and we’re having great conversations about what this whole UCS platform means to our target markets moving forward.

<Q – David Rudow>: And is it meaningful from just a deal, number of deals perspective?

<A – Bob Paul>: Meaningful is top most objective, but there are enough where obviously it’s important to us, and I would say they would become probably material in the coming quarters.

<Q – David Rudow>: Okay, okay.

<A – Bob Paul>: Is that fair?

<Q – David Rudow>: Yeah, that’s fair. And then on the mainframe, pricing is this same as IBM being any more aggressive with you guys relative to others that you know?

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Compuware Corp.	CPWR	Q2 2011 Earnings Call	Oct. 21, 2010
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<A – Bob Paul>: No, the same bells have been going on for a decade – are still going on with us, and IBM and CA, and primarily.

<Q – David Rudow>: Okay and then, we are on the buyback, can you update us on what’s left and is the plan to get the shares down the 200 million still?

<A – Laura Fournier>: The plan is still – continues to get them down to 200 million or below and we have plenty of opportunities. The Board has given us the ability to get down to that $200 million level or 200 million share level.

<Q – David Rudow>: And is that through the line of credit or debt?

<A – Laura Fournier>: We haven’t had the used debts so far, and we have no plans at this point, but we will evaluate things as they go along. We’re planning about $30 million right now per quarter.

<Q – David Rudow>: Okay, 30 million a quarter. Perfect. And, Bob, back to APM again, should we expect or is there a possibility that we see similar deals with HP or Dell on their server side too?

<A – Bob Paul>: Dell is a definite possibility, I would probably say it might be a little bit more difficult with HP just because of some of their...

<Q – David Rudow>: Overlap.

<A – Bob Paul>: Some of the things that they compete with this on the data center side only. But the other thing that I forgot, but I did not mention before is this – we’re very busy as part of our normal business investing in further differentiated solutions. And we have planned some additional capabilities, which we think are – just as disruptive as the one we just launched, coming up in next calendar year. And actually this fiscal year, we’re going to start off with some things that we are very, very excited about. And this would just add to the sort of the gap that we’re starting to see in the buzz, that we’re starting to feel in the marketplace.

<Q – David Rudow>: Okay. All right, great, thank you very much for your time.

<A – Bob Paul>: Thank you.

Operator:  Ladies and gentlemen, we will now conclude the question-and-answer portion of today’s conference call. I’d like to turn the call back over to Lisa Elkin.

Lisa Elkin, Vice President, Marketing and Communications

Thank you. At this time, ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware. And we hope you have a pleasant evening.

Operator:  And, ladies and gentlemen, today’s conference call is being made available for replay starting today at 7:00 P.M. on the Eastern Time Zone. They will run for one week until Thursday, October 28. You can access our service by dialing 1800-475-6701 or outside the U.S. 320-365-3844. And at the voice prompt, enter today’s conference access code of 170179. That does then conclude our conference call for today. Thank you for your participation. You may now disconnect.

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